EXHIBIT 23.1

CONSENT OF KPMG INC.

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Caledonia Mining Corporation Plc

We consent to the use of our report dated March 29, 2018 on the consolidated financial statements of Caledonia Mining Corporation Plc, which comprise the consolidated statement of financial position of Caledonia Mining Corporation Plc as of December 31, 2017 and December 31, 2016, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2017 and notes, comprising a summary of significant accounting policies and other explanatory information, which report appears in the December 31, 2017 annual report on Form 20-F of Caledonia Mining Corporation Plc. We also consent to the reference to our firm under the heading “Auditors, Transfer Agent and Registrar” in the prospectus of Caledonia Mining Corporation Plc dated May 9, 2018.

/s/ KPMG Inc.

85 Empire Road

Parktown

Johannesburg

South Africa

May 9, 2018